Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated July 1, 2010 relating to the consolidated financial statements of AdvanSource Biomaterials Corporation as of and for the years ended March 31, 2010 and 2009, included in or made part of this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-149341, 333-149342, 333-149343, 333-117594, 333-106607 and 333-05893), Form SB-2 (File No. 333-122123), Form S-3 (File Nos. 333-110779 and 333-72223), and Form S-4 (File No. 333-102115).

/s/ CATURANO AND COMPANY, INC.

Boston, Massachusetts
July 1, 2010